Exhibit 5.1

March 8, 2022

Yext, Inc.

61 Ninth Avenue

New York, NY 10011

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Yext, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 8,557,848 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), of which (i) 5,246,279 shares are reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), (ii) 1,311,569 shares are reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the 2016 Plan, the “Plans,” and the shares of Common Stock issuable under the Plans, the “Plan Shares”) and (iii) 2,000,000 shares of Common Stock reserved for issuance upon vesting and settlement of performance-based restricted stock units to be granted to Michael Walrath as inducement for acceptance of employment with the Company as Chief Executive Officer pursuant to the Stand-Alone Inducement Restricted Stock Unit Agreement (the “PSU Agreement” and the shares of Common Stock issuable under the PSU Agreement, the “PSU Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (1) the Plan Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany each Plan, will be validly issued, fully paid, and nonassessable and (2) the PSU Shares, when issued and sold in the manner referred to in the PSU Agreement, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation